Exhibit 10.7
AMENDED AND RESTATED SECURITY AGREEMENT
     THIS AMENDED AND RESTATED SECURITY AGREEMENT (the “Agreement”), dated as of June 26, 2008, is entered into by and among each of the undersigned and each of the other Persons which become Guarantors under the Credit Agreement (defined below) from time to time, (each a “Debtor” and collectively the “Debtors”), and U.S. Bank National Association, successor by merger to Firstar Bank, N.A., as Collateral Agent (the “Collateral Agent”) for the Banks (as defined below);
WITNESSETH THAT:
     WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof); and
     WHEREAS, certain Loan Parties and Firstar Bank, N.A. (“Firstar”) have entered into the Original Security Agreement (as defined herein) in connection with that certain $20,000,000 Revolving Credit Facility Credit Agreement dated April 27, 2001 (the “Original Credit Agreement”).
     WHEREAS, the parties have agreed to amend and restate the Original Credit Agreement and pursuant to that certain Amended and Restated Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”) of even date herewith by and among PNC Bank, National Association, as agent thereunder (“PNC”), the Banks now or hereafter party thereto (the “Banks”), the Guarantors now or hereafter party thereto and Westmoreland Mining LLC, a Delaware limited liability company (the “Borrower”), PNC and the Banks have agreed to make certain loans to the Borrower; and
     WHEREAS, the obligation of the Banks to make loans under the Credit Agreement is subject to the condition, among others, that the Debtors secure their obligations and the obligations of the Borrower to the Banks under the Credit Agreement and the other Loan Documents in the manner set forth herein; and
     WHEREAS, each Debtor acknowledges its receipt of benefit, whether direct or indirect, from the Credit Agreement which is being made available, either directly or indirectly, to each Debtor and for the sale and purchase of certain notes under the Note Purchase Agreement, concurrently with the closing of the Credit Agreement.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:
     1. Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

     (a) “Code” “ means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as amended from time to time except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.
     (b) “Collateral” means all of each Debtor’s right, title and interest in, to and under the following described property of such Debtor (each capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):
     (i) all now existing and hereafter acquired or arising Accounts, Goods, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including without limitation Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter of Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, Inventory, As-Extracted Collateral (including As-Extracted Collateral from such Debtor’s present and future operations regardless of whether such mineral or gas interests are presently owned or hereafter acquired by such Debtor), Fixtures and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance proceeds);
     (ii) to the extent, if any, not included in clause (i) above, such Debtor’s present and future contracts, agreements, arrangements, or understandings (A) for the sale, supply, provision or disposition of any coal, natural gas, coalbed methane gas or other minerals by such Debtor, or any one or more of its agents, representatives, successors, or assigns, to any purchaser or acquirer thereof, and all products, replacements, and proceeds thereof (including without limitation all coal, natural gas and coalbed methane gas sales contracts) and (B) relating to the mining, drilling or recovery of any mineral or gas reserves for the benefit of or on behalf of such Debtor or any of its agents, representatives, successors, or assigns (including without limitation all contract mining, drilling or recovery agreements and arrangements), and all products and Proceeds thereof and payments thereunder, together with all products and Proceeds (including all insurance proceeds) of and any Accessions to any of the foregoing;
     (iii) to the extent, if any, not included in clauses (i) and (ii) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including without limitation all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including without limitation all insurance proceeds) of and any Accessions to any of the foregoing;
     (iv) Without limiting the foregoing, Collateral includes all business records and information, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information. Notwithstanding the foregoing provisions of Section 1(b), (i) this Agreement shall not be deemed to be an assignment of any agreements, contracts or licenses to the extent the terms of such agreements, contracts or licenses would be violated by such assignment and (ii) the term “Collateral” shall not include, (A) any agreements, contracts or licenses which are now or hereafter held by the Debtor to the extent that (a) the terms of such agreements contracts or licenses would be violated by being included in “Collateral”, (b) such agreements, contracts or licenses are not capable of being encumbered as a matter of law or (c) an encumbrance thereon or security interest therein, or the inclusion thereof otherwise in the Collateral, without the consent of the other applicable party thereto results in a violation, breach, default or termination of such agreement, contract or license, and such consent has not been obtained; provided, however, that the term “Collateral” shall include such otherwise excluded agreements, contracts or licenses once consent has been obtained and any and all proceeds thereof that might have theretofore been excluded from such grant of a security interest (it is understood that each Debtor shall use commercially reasonable efforts to exclude from all hereafter acquired and hereafter renewed material agreements, contracts and licenses restrictions on the encumbrancing of the same or granting of security interests therein) and (B) the Subsidiary Shares of TWCC and any and all Proceeds thereof.
     (c) “Original Security Agreement” means that certain Security Agreement dated April 27, 2001, by and between the Debtors party thereto and Firstar.
     (d) “Receivables” means all of the Collateral except Equipment, Inventory and As-Extracted Collateral of each Debtor.
     (e) “Secured Obligations” shall mean and include the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the U.S. or any similar laws of any country or jurisdiction) of (i) all Obligations (including any interest or currency swap, future, option or other interest rate protection or similar agreements (collectively, “Bank-Provided Interest Rate Hedges”), including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Loan Party to the Collateral Agent or any of the Banks or any affiliate of any Bank or the Collateral Agent under or in connection with the Credit Agreement or any other Loan Document or any Bank-Provided Interest Rate Hedge, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any other Loan Party or which would have arisen or accrued but for the commencement of such proceeding (including without limitation interest after default), even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents or any Bank-Provided Interest Rate Hedges from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or any Bank-Provided Interest Rate Hedges or are made in circumstances in which any condition to extension of credit is not satisfied), (ii) any obligation or liability of any of the Loan Parties arising out of overdrafts on deposits or other accounts or out of electronic funds (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Collateral Agent or any Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Collateral Agent’s or any Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements, and (iii) any amendments, extensions, renewals and increases of or to any of the foregoing.
     2. As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Collateral Agent, PNC and the Banks and any Affiliate of any Bank shall have, and each Debtor hereby grants to and creates in favor of the Collateral Agent for the benefit of PNC, the Banks and their respective Affiliates, a continuing first priority security interest in and to the Collateral subject only to Permitted Liens of the types described in clauses (i) through (iii), (v) through (vii) and (ix) of the definition of that term set forth in the Credit Agreement. Without limiting the generality of Section 4 below, each Debtor further agrees that with respect to each item of Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the Code or (ii) the perfection of a valid and enforceable security interest therein under the Code cannot be accomplished either by the Collateral Agent taking possession thereof or by the filing in appropriate locations of appropriate Code financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Collateral Agent, and hereby does authorize the Collateral Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be reasonably requested by PNC from time to time for the purpose of creating a valid and perfected first priority Lien on such item, subject only to Permitted Liens, enforceable against such Debtor and all third parties to secure the Secured Obligations.
     3. Except as otherwise provided or permitted in the Credit Agreement and without limiting any provisions thereof, each Debtor represents and warrants to the Collateral Agent and the Banks that (a) each Debtor has good and marketable title to its Collateral, (b) except for the security interest granted to and created in favor of the Collateral Agent for the benefit of PNC and the Banks and their respective Affiliates hereunder and Permitted Liens, all the Collateral is free and clear of any Lien (c) each Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein (other than Permitted Liens), (d) each Account and General Intangible is genuine and enforceable in accordance with its terms and such Debtor will defend the same against all claims, demands, recoupment, setoffs (other than setoffs validly asserted under the Note Purchase Agreement) and counterclaims at any time asserted, (e) at the time any Account becomes subject to this Agreement, such Account will be a good and valid Account representing a bona fide sale of goods or services by such Debtor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors (or for those on behalf of whom the account debtors are obligated on the Accounts), and no such Account which is a Qualified Account will be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by an account debtor or any setoff, defense or counterclaim, and (f) no consent are necessary for the granting of the security interest in the Collateral by such Debtor to the Collateral Agent.
     4. Each Debtor will faithfully preserve and protect the Collateral Agent’s security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all third Persons, except for Permitted Liens of the type described in clauses (i) through (iii), (v) through (vii) and (ix) of the definition of that term in the Credit Agreement, and will do all such other acts and things and will, upon reasonable request therefor by PNC, execute, deliver, file and record, and each Debtor hereby authorizes the Collateral Agent to so file, all such other documents and instruments, including, without limitation, financing statements and extensions thereof, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as PNC in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect and protect said security interest including the filing at any time or times after the date hereof financing statements under, and in the locations advisable pursuant to, the Code); and each Debtor hereby irrevocably appoints the Collateral Agent, its officers, employees and agents, or any of them, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.
     5. Each Debtor covenants and agrees that:
     (a) it will defend the Collateral Agent’s, PNC’s and the Banks’ right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever, other than (i) any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Collateral Agent or (ii) Permitted Liens;
     (b) it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;
     (c) it will not take or omit to take any action, the taking or the omission of which might reasonably be expected to result in a material alteration or impairment of the Collateral or of the Collateral Agent’s rights under this Agreement;
     (d) it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted in Section 8.2.7 [Disposition of Assets or Subsidiaries] of the Credit Agreement;
     (e) it will (i) obtain and maintain sole and exclusive possession of the Collateral, (ii) keep the Collateral and all records pertaining thereto at the locations specified on the Security Interest Data Summary attached as Schedule A hereto, unless it shall have given the Collateral Agent prior notice and taken any action reasonably requested by the Collateral Agent to maintain its security interest therein, (iii) notify the Collateral Agent if an Account becomes evidenced or secured by an Instrument or Chattel Paper and deliver to the Collateral Agent upon the Collateral Agent’s request therefor all Collateral consisting of Chattel Paper immediately upon such Debtor’s receipt of a request therefor, (iv) deliver to the Collateral Agent possession of all

Collateral the possession of which is required to perfect the Collateral Agent’s lien thereon or security interest therein or the possession of which grants priority over a Person filing a financing statement with respect thereto, (v) execute control agreements and cause other Persons to execute acknowledgments in form and substance satisfactory to the Collateral Agent evidencing the Collateral Agent’s control with respect to all Collateral the control or acknowledgment of which perfects the Collateral Agent’s security interest therein, including Letters of Credit, Letter of Credit Rights, Electronic Chattel Paper, Deposit Accounts and Investment Property, and (vi) keep materially accurate and complete books and records concerning the Collateral and such other books and records required in accordance with the Credit Agreement;
     (f) it will promptly furnish to the Collateral Agent such information and documents relating to the Collateral as PNC may reasonably request, including, without limitation, all invoices, Documents, contracts, Chattel Paper, Instruments and other writings pertaining to such Debtor’s contracts or the performance thereof, all of the foregoing to be certified upon request of PNC by an authorized officer of such Debtor; and
     (g) it shall immediately notify the Collateral Agent if any material account arises out of contracts with the United States, Canada or any department, agency or instrumentality thereof or any one or more of the states of the United States or of provinces of Canada or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Collateral Agent so that all monies due under such contract shall be assigned to the Collateral Agent and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act (or applicable similar legislation);
     (h) such Debtor will not change its state of incorporation, formation or organization, as applicable, without providing ten (10) days prior written notice to the Collateral Agent;
     (i) such Debtor will not change its name without providing ten (10) days prior written notice to the Collateral Agent;
     (j) if any Debtor shall at any time acquire a Commercial Tort Claim, as defined in the Code having a value in excess of $250,000, such Debtor shall promptly notify the Collateral Agent in a writing signed by such Debtor of the details thereof and grant to the Collateral Agent, for the benefit of itself, the Banks and their respective affiliates, in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to PNC and such writing shall constitute a supplement to Schedule B hereto;
     (k) each Debtor hereby authorizes the Collateral Agent to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Collateral, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Each Debtor agrees to furnish any such information to the Collateral Agent promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by the Collateral Agent on behalf of any Debtor if the Collateral Agent so elects and may be filed by the Collateral Agent at any time in any jurisdiction;
     (l) such Debtor shall at any time and from time to time take such steps as PNC may reasonably request as are necessary for the Collateral Agent to insure the continued perfection of the Collateral Agent’s and the Banks’ security interest in the Collateral with the same priority required hereby and the preservation of its rights therein;
     (m) upon an Event of Default then in existence, such Debtor shall at its sole expense, and shall cause all of the other Loan Parties at their sole expense to, upon the request of the Collateral Agent (i) execute and deliver to the Collateral Agent a lockbox agreement, in form, substance and scope satisfactory to the Collateral Agent, with respect to any cash, checks, notes, drafts or other similar items of payment relating to or constituting the Collateral (or proceeds thereof) received by such Debtor or any other Loan Party (other than TWCC) (or any of its respective Affiliates (other than TWCC), shareholders, directors, officers, employees, agents or Persons acting for or in concert with such Debtor or such Loan Party), and (ii) notify all Account Debtors to make all payments due from them to such Debtor or any other Loan Party directly to a lockbox for collection pursuant to such lockbox agreement; and
     (n) each Debtor waives and agrees it will not exercise any rights against the Borrower or any other Debtor arising in connection with, or any Collateral securing, the Secured Obligations (including rights of subrogation, contribution, and the like) until the Secured Obligations have been indefeasibly paid in full, and all Commitments have been terminated and all Letters of Credit and Bank-Provided Interest Rate Hedges have expired or been terminated. If any amount shall be paid to any Debtor by or on behalf of the Borrower or any other Debtor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Debtor for the benefit of, and shall be held in trust for the benefit of, the Collateral Agent and the Banks and shall forthwith be paid to the Collateral Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.
     6. Each Debtor assumes full responsibility for taking any and all necessary steps to preserve the Collateral Agent’s, PNC’s and the Banks’ rights with respect to the Collateral against all Persons other than anyone asserting rights in respect of a Permitted Lien. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral Agent takes such action for that purpose as such Debtor shall request in writing, provided that such requested action will not, in the judgment of PNC, impair the security interest in the Collateral created hereby or the Collateral Agent’s and the Banks’ rights in, or the value of, the Collateral, and provided further that such written request is received by the Collateral Agent in sufficient time to permit the Collateral Agent to take the requested action.
     7. The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Collateral Agent, any Bank, such Debtor or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Debtor or which would otherwise operate as a discharge of any Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests, and other Liens given by any Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:
     (a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents or the Bank-Provided Interest Rate Hedges, or any rights of the Collateral Agent or the Banks or any other Person with respect thereto;
     (b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Secured Obligations (whether or not contemplated by the Loan Documents or the Bank-Provided Interest Rate Hedges as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents or any Bank-Provided Interest Rate Hedges; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations;
     (c) Any failure to assert or any breach of or default under any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or the Bank-Provided Interest Rate Hedges, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Debtor or any other Person under or in connection with any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations entitled to the benefit of this Agreement or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;
     (d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Agent or the Banks, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Collateral Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;
     (e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Debtor or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or any other Person; or any action taken or election (including but not limited to any election under Section 1111(b)(2) of the U.S. Bankruptcy Code or any comparable law of any jurisdiction) made by the Collateral Agent or the Banks, or any of them, or any Debtor or by any other Person in connection with any such proceeding;
     (f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or any other Person with respect to any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or any other Person from the performance or observance of any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations; or
     (g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.
     8. Each Debtor hereby waives any and all defenses which such Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding Section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, each Debtor hereby further waives each of the following:
     (a) Except as otherwise required under any of the Loan Documents, all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against any Debtor, including the following: any notice of any event or circumstance described in the immediately preceding Section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of any Debtor or any other Person to comply with any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of any Debtor or any other Person;

     (b) Any right to any marshalling of assets, to the filing of any claim against any Debtor or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against any Debtor, or any other Person of any other right or remedy under or in connection with any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Agent or the Banks, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document, any Bank-Provided Interest Rate Hedge or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document or any Bank-Provided Interest Rate Hedge, and any requirement that any Debtor receive notice of any such acceptance; and
     (c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Agent or the Banks, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Agent or the Banks, or any of them, to seek a deficiency against any Debtor or any other Person or which otherwise discharges or impairs any of the Secured Obligations.
     9. Each of the obligations and additional liabilities of each and every Debtor under this Agreement are joint and several with the obligations of the other Debtors, and each Debtor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Collateral Agent and the Banks to make the Loans and issue the Letters of Credit, and that the Collateral Agent and the Banks are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Debtor hereunder secure the obligations of the Borrower, itself and the other Loan Parties. The Collateral Agent and the Banks, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Loan Party and such an election by the Collateral Agent and the Banks, or any of them, shall not be a defense to any action the Collateral Agent and the Banks, or any of them, may elect to take against any Debtor. Each of the Banks and the Collateral Agent hereby reserves all rights against each Debtor.
     10. (a) At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such actions as the Collateral Agent deems appropriate (i) to attach, perfect, continue, preserve and protect the Collateral Agent’s, PNC’s and the Banks’ prior security interest in the Collateral, and/or (ii) subject to the provisions of Section 8.1.6 [Visitation Rights] of the Credit Agreement, to inspect, audit and verify the Collateral, including reviewing all of such Debtor’s books and records and copying and making excerpts therefrom, provided that prior to an Event of

Default or a Potential Default, the same is done with advance notice during normal business hours to the extent access to such Debtor’s premises is required, and (iii) to add all liabilities, obligations, reasonable costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Collateral Agent for the benefit of PNC and the Banks upon demand; and
     (a) At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such action as the Collateral Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of any Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by any Debtor to the Collateral Agent for the benefit of PNC and the Banks upon demand.
     11. After there exists any Event of Default under the Credit Agreement:
     (a) The Collateral Agent shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided by Law and as set forth below, including without limitation to take over and collect any or all of any Debtor’s Collateral and all other Collateral, and to this end each Debtor hereby appoints the Collateral Agent, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Collateral Agent or to any place designated by the Collateral Agent at such Debtor’s expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate, (iv) demand payment of all of the Collateral except Equipment and Inventory, (v) enforce payment of all of the Collateral except Equipment and Inventory by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of all of the Collateral except Equipment and Inventory, (vii) settle, adjust, compromise, extend or renew all of the Collateral except Equipment and Inventory, (viii) settle, adjust or compromise any legal proceedings brought to collect all of the Collateral except Equipment and Inventory, (ix) to the extent permitted by applicable Law, sell or assign all of the Collateral except Equipment and Inventory upon such terms, for such amounts and at such time or times as the Collateral Agent deems advisable, (x) discharge and release all of the Collateral except Equipment and Inventory, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any Proof of Claim in Bankruptcy or similar document against any account debtor, (xiii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with all of the Collateral except Equipment and Inventory, (xiv) do all acts and things necessary, in PNC’s sole discretion, to fulfill any Debtor’s obligations under the Loan Documents, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to all of the Collateral except Equipment; (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of all of the Collateral except Equipment and Inventory and notices thereof to account debtors; (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as PNC may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Collateral Agent pursuant to this Agreement, except claims arising (to the extent so arising) from gross negligence or willful misconduct by the Collateral Agent.
     (b) The Collateral Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by each Debtor that, in the absence of any contrary requirement of Law, ten (10) business days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as PNC, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Collateral Agent may see fit. The Collateral Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.
     12. The security interest in each Debtor’s Collateral granted to and created in favor of the Collateral Agent by this Agreement shall be for the benefit of the Collateral Agent, PNC and the Banks. Each of the rights, privileges, and remedies provided to the Collateral Agent hereunder or otherwise by Law with respect to any Debtor’s Collateral shall be exercised by the Collateral Agent only for its own benefit and the benefit of PNC and the Banks, and any of such Debtor’s Collateral or proceeds thereof held or realized upon at any time by the Collateral Agent shall be applied as set forth in Section 9.2.5 [Application of Proceeds] of the Credit Agreement. Each Debtor shall remain liable to PNC and the Banks for and shall pay to the Collateral Agent for the benefit of PNC and the Banks any deficiency which may remain after such sale or collection.
     13. If the Collateral Agent repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then to the extent it is commercially reasonable for the Collateral Agent to store any Collateral on any of any Debtor’s premises, each Debtor hereby agrees to lease to the Collateral Agent on a month-to-month tenancy for a period not to exceed one hundred twenty (120) days at the Collateral Agent’s election, at a rental of One Dollar ($1.00) per month, the premises on which the Collateral is located, provided it is located on premises owned or leased by such Debtor.

     14. Upon indefeasible payment in full of the Secured Obligations and termination of the Credit Agreement, this Agreement shall terminate and be of no further force and effect, and the Collateral Agent shall thereupon promptly return to a Debtor such of the Collateral and such other documents delivered by such Debtor hereunder as may then be in the Collateral Agent’s possession. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     15. No failure or delay on the part of the Collateral Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Collateral Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Agent may enforce any one or more remedies hereunder successively or concurrently at its option.
     16. All notices, statements, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be given to the applicable party hereto at the address set forth on Schedule 1.1(B) to the Credit Agreement and in the manner provided in Section 11.6 [Notices] of the Credit Agreement. The Collateral Agent and the Banks may rely on any notice (whether or not made in the manner contemplated by this Agreement) reasonably believed to have been made by or on behalf of any Debtor, and the Collateral Agent and the Banks shall have no duty to verify the identity or authority of the Person giving such notice.
     17. Each Debtor agrees that as of the date hereof, all information contained on the Security Interest Data Schedule attached hereto as Schedule A is accurate and complete in all material respects and contains no material omission or misrepresentation. Each Debtor shall promptly notify the Collateral Agent of any changes in the information set forth thereon.
     18. Each Debtor acknowledges that the provisions hereof giving the Collateral Agent rights of access to books, records and information concerning the Collateral and such Debtor’s operations and providing the Collateral Agent access to such Debtor’s premises are intended to afford the Collateral Agent with immediate access to current information concerning such Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Collateral Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including without limitation, instituting a replevin action should any Debtor refuse to turn over any Collateral to the Collateral Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Collateral Agent, each Debtor acknowledges that the Collateral Agent would have no adequate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Collateral Agent and waives any claim or defense in any such action or proceeding that the Collateral Agent has an adequate remedy at Law.

     19. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent, PNC, the Banks and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no debtor may assign or transfer such Debtor’s obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.
     20. This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State.
     21. (a) It is the intention of the parties that this Agreement be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     (b) Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of any Debtor’s obligations hereunder invalid, voidable or unenforceable on account of the amount of a Debtor’s aggregate liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of such liability shall, without any further action by the Collateral Agent or any of the Banks or such Debtor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:
     (i) the fair consideration actually received by such Debtor under the terms and as a result of the Loan Documents and the Bank-Provided Interest Rate Hedges and the value of the benefits described in Paragraph 25(b) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Debtor with the proceeds of any credit extended under the Loan Documents or the Bank-Provided Interest Rate Hedges, or
     (ii) the excess of (1) the amount of the fair value of the assets of such Debtor as of the date of this Agreement as determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of such Debtor as of the date of this Agreement, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.

     (c) Notwithstanding anything to the contrary in this Section 21 or elsewhere in this Agreement, this Agreement shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section 21 (and references elsewhere in this Agreement to enforceability to the fullest extent permitted by Law) were not a part of this Agreement, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Debtor’s obligations hereunder as to each element of such assertion.
     22. EACH DEBTOR HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF NEW YORK OR THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH DEBTOR AT THE ADDRESS PROVIDED FOR IN SECTION 11.6 [NOTICES] OF THE CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON SUCH LACK OF JURISDICTION OR VENUE.
     23. EACH DEBTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULLEST EXTENT PERMITTED BY LAW.
     24. At any time after the initial execution and delivery of this Agreement to the Collateral Agent for the benefit of the Banks, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Debtors hereunder by executing and delivering to the Collateral Agent and the Banks a Guarantor Joinder pursuant to the Credit Agreement and, in addition, a new Schedule A and Schedule B hereto shall be provided to the Collateral Agent with respect to such new Debtor. No notice of the addition of any Debtor shall be required to be given to any pre-existing Debtor and each Debtor hereby consents thereto.
     25. (a) Each Debtor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Debtor certifies that the representations and warranties made therein with respect to such Debtor are true and correct. Further, each Debtor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.
     (a) Each Debtor hereby acknowledges, represents, and warrants that it receives synergistic benefits by virtue of its affiliation with the Borrower and the other Debtors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Agreement.
     26. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to a grant of a security interest in the Collateral by any Debtor. This Agreement is subject to waiver, modification, supplement or amendment only by a writing signed by the parties, except as provided in this Agreement with respect to additions and supplements to Schedule A and Schedule B hereto.
     27. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each Debtor acknowledges and agrees that a telecopy or electronic transmission to the Collateral Agent or any Bank of the signature pages hereof purporting to be signed on behalf of any Debtor shall constitute effective and binding execution and delivery hereof by such Debtor.
     28. This Agreement amends and restates the Original Security Agreement and this Agreement is not intended to constitute, nor does it constitute, an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation, or termination of the indebtedness, liabilities, expenses, or obligations under the Original Security Agreement. This Agreement and the Credit Agreement and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 2 TO
AMENDED AND RESTATED SECURITY AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.

WESTMORELAND MINING LLC
By:	/s/ Douglas P. Kathol	(SEAL)
Name:	Douglas P. Kathol
Title:	Vice President

DAKOTA WESTMORELAND CORPORATION
By:	/s/ Douglas P. Kathol	(SEAL)
Name:	Douglas P. Kathol
Title:	Vice President

WESTMORELAND SAVAGE CORPORATION
By:	/s/ Douglas P. Kathol	(SEAL)
Name:	Douglas P. Kathol
Title:	Vice President

WESTERN ENERGY COMPANY
By:	/s/ Douglas P. Kathol	(SEAL)
Name:	Douglas P. Kathol
Title:	Vice President

[SIGNATURE PAGE 2 OF 2 TO
AMENDED AND RESTATED SECURITY AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ Brian J. Kabbes
Name:	Brian J. Kabbes
Title:	Vice President